Exhibit 99.1

FOR IMMEDIATE RELEASE

Aehr Test Systems	Investor Relations Contact:
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Announces Private Placement of Common Stock and Select Preliminary First Quarter Fiscal 2017 Financial Results

Fremont, CA (September 23, 2016) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced that it has entered into a definitive purchase agreement for the sale of approximately $5.9 million in shares of its common stock in a private placement transaction with certain institutional and accredited investors.

Pursuant to the terms of the purchase agreement, Aehr Test Systems has agreed to sell an aggregate of 2,721,540 shares of common stock at a price of $2.15 per share to outside institutional and accredited investors. Aehr Test Systems intends to use the net proceeds from the private placement for working capital and general corporate purposes. The private placement is anticipated to close on or about September 28, 2016, subject to the satisfaction of customary closing conditions.

Craig-Hallum Capital Group LLC is acting as the sole placement agent for the private placement.

Aehr Test Systems also announced preliminary financial results for the first quarter of fiscal 2017, ended August 31, 2016:

●	Revenue is expected to be approximately $5.3 million, compared to $1.6 million in the fourth quarter of fiscal 2016.
●	GAAP net loss is expected to be between $800,000 and $900,000, compared to a GAAP net loss of $3.1 million in the fourth quarter of fiscal 2016.
●	Backlog is expected to be over $10 million as of August 31, 2016, compared to a backlog of $5.3 million as of May 31, 2016.
●	Bookings in the first quarter of fiscal 2017 are estimated to be over $10 million.

Aehr Test Systems has not finalized its financial statement review process for the first quarter of fiscal 2017. As a result, the information in this release is preliminary and based upon information available to Aehr Test Systems as of the date of this release. During the course of Aehr Test Systems’ review process, items may be identified that would require Aehr Test Systems to make adjustments, which could result in changes to our preliminary selected financial information above. As a result, the preliminary selected financial information above is forward-looking information and subject to risks and uncertainties, including possible adjustments to such information.

Aehr Test Systems will provide a full report of its first quarter fiscal 2017 results during its previously announced conference call scheduled for Thursday, September 29, 2016 following the close of market, 5:00 p.m. Eastern Time (2:00 p.m. PT).

The shares of common stock of Aehr Test Systems sold in the private placement have not been registered under the Securities Act of 1933, as amended, and as such the shares may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. The securities were offered and sold only to a limited number of institutional and accredited investors.

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic and memory integrated circuits and has an installed base of more than 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, capacity needs and opportunities for Aehr Test Systems products in package and wafer level test. Aehr Test Systems has developed and introduced several innovative products, including the ABTSTM and FOXTM families of test and burn-in systems and WaferPak contactors. The ABTS systems are used in production and qualification testing of packaged parts for both low-power and high-power logic as well as memory devices. The FOX family of systems includes single and multi-wafer full wafer contact test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers and systems-on-a-chip. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Aehr Test Systems as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. Forward-looking statements include statements regarding Aehr Test Systems’ expectations, beliefs, intentions or strategies regarding the future, including statements regarding future market opportunities and conditions, expected product shipment dates, customer orders or commitments and future operating results. The risks and uncertainties that could cause Aehr Test Systems’ results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, general market conditions, customer demand and acceptance of Aehr Test Systems’ products and Aehr Test Systems’ ability to execute on its business strategy. See Aehr Test Systems’ recent reports on Form10-K, Form 10-Q and other reports from time to time filed with the Securities and Exchange Commission for a more detailed description of the risks facing Aehr Test Systems’ business. Aehr Test Systems disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.